Exhibit 99.1

GeoVax Reports Financial Results for the Second Quarter

and First Half 2013

and Provides Clinical Development Update

ATLANTA, GA., August 12, 2013 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing vaccines to prevent and treat HIV/AIDS, announced its financial results for the six months ended June 30, 2013 and provided a clinical development update.

Financial Review

GeoVax reported a net loss of $526,284 ($0.02 per share) for the three months ended June 30, 2013, compared to $497,763 ($0.03 per share) for the same period in 2012. For the six months ended June 30, 2013, the Company’s net loss was $1,223,081 ($0.06 per share) as compared to $1,228,276 ($0.07 per share) in 2012.

The Company reported revenues of $441,561 and $1,238,601 for the three-month and six-month periods of 2013, respectively, related to grants from the National Institutes of Health (NIH) in support of its HIV/AIDS vaccine development efforts. This compares to $705,698 and $1,559,761 of grant revenue reported for the comparable periods of 2012. As of June 30, 2013, there is approximately $1.8 million in unused grant funds remaining and available for use.

Research and development (R&D) expenses were $553,199 and $1,435,187 for the three-month and six- month periods of 2013, respectively, as compared to $712,416 and $1,784,770 for the comparable periods of 2012. R&D expenses include direct costs funded by NIH grants, as well as vaccine manufacturing costs and expenses related to the Phase 1 clinical trial of the Company’s therapeutic HIV vaccine. Costs associated with the ongoing Phase 1 clinical trial of GeoVax’s preventive HIV vaccine, being conducted by the HVTN, are funded directly by the NIH and are not reflected in GeoVax’s financial statements. General and administrative (G&A) expenses were $415,784 and $1,028,727 for the three-month and six-month periods of 2013, respectively, as compared to $492,316 and $1,005,134 for the comparable periods of 2012.

GeoVax reported cash balances of $1,881,393 at June 30, 2013, as compared to $1,035,925 at December 31, 2012. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Clinical Development Update

Therapeutic Vaccine Program

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Phase 1 “Treatment Interruption” Trial -- In 1H2013, GeoVax reported that patient enrollment for GV-TH-01, a Phase 1 “treatment interruption” clinical trial, was completed. The Company expects preliminary data in in the second half 2013, and should report final results and evaluation of trends in the first half 2014. The primary endpoint of this 9-patient study is to document the safety and immunogenicity of GeoVax’s vaccine in HIV-positive patients with well-controlled infections who are being treated with oral HIV medications. Following the vaccination series, the trial includes a short period of drug treatment interruption to evaluate the vaccine’s ability to control the infection in the absence of continuing drug therapy. The combined vaccination period, treatment interruption period and treatment reinstitution period for each patient is approximately 11 months.

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Phase 1 “Combination” Trial – As previously disclosed, GeoVax has been in discussions with the International Maternal Pediatric Adolescent AIDS Clinical Trial Group (IMPAACT) regarding a potential Phase 1 clinical trial investigating the treatment of HIV-positive young adults with GeoVax’s vaccine in combination with standard-of-care antiretroviral drug therapy. However, IMPAACT has recently conducted a review of its core resources in light of current budget constraints and has now informed GeoVax that it will be unable to support this trial with its available resources. This decision by IMPAACT has no effect on NIH’s support for GeoVax’s preventive vaccine program. GeoVax intends to explore other options for advancing and financing its vaccine + antiretrovirals therapeutic vaccine program.

Preventive Vaccine Program

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Phase 1 HVTN Trial – Patient enrollment for HVTN094, a Phase 1 clinical trial testing the safety and immunogenicity of GeoVax’s second-generation vaccine, was completed in the first half 2013. This vaccine co-expresses granulocyte-macrophage colony-stimulating factor (GM-CSF) as an adjuvant and in non-human primate testing achieved a much higher level of prevention of infection than the Company’s first-generation unadjuvanted vaccine. HVTN094 is being conducted by the HIV Vaccine Trials Network (HVTN) with financial support from the NIH. This trial is ongoing and will be completed in 2013.

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Phase 2 HVTN Trial – GeoVax is actively engaged in discussions with the HVTN regarding the design of a Phase 2 clinical trial of GeoVax’s second-generation preventive HIV vaccine. The Company expects trial initiation in 2014, following successful completion of HVTN094.

Robert McNally, PhD, GeoVax’s President and CEO, commented, “With the recent discontinuation of HVTN 505, a 2500-patient Phase 2b trial conducted by the National Institutes of Allergy and Infectious Disease (NIAID), our confidence in GeoVax’s vaccine technology has been strengthened. The vaccine studied in HVTN 505 used an adenovirus vector, or carrier, of genetic material from the HIV virus, similar to the vaccine used in the Merck trial (STEP/Phambili) that was halted in 2007. In contrast, GeoVax’s boosting vaccine uses a poxvirus vector (modified vaccine Ankara) which has been associated with clinical success. Our superb preclinical data and excellent safety profile give us reason to be enthusiastic about the prospects for our vaccine, which is now the leading preventive vaccine candidate for Clade B HIV.

“Our relationship with HVTN and NIAID continues to be strong,” Dr. McNally continued, “and we look forward to advancing our HIV vaccine to the next stage of clinical development with their guidance and support.”

About GeoVax’s Technology

GeoVax’s unique, two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. In GeoVax’s second generation vaccine, the DNA prime co-expresses GM-CSF with the virus-like particles, delivering a normal human protein that stimulates immune responses to the site of vaccination. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety.

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About HIV/AIDS

AIDS can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve Clades AG, B, and C. GeoVax most advanced vaccines under development are designed to function against Clade B.

For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Susanna Mesa

The Trout Group

Tel: +1 (646) 378-2933

Email: smesa@troutgroup.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Grant Revenue	$442	$706	$1,239	$1,560

Operating expenses:
Research and development	553	713	1,435	1,785
General and administrative	416	492	1,029	1,005
	969	1,205	2,464	2,790

Other income:
Interest income	1	1	2	2
	1	1	2	2

Net loss	$(526)	$(498)	$(1,223)	$(1,228)

Loss per common share	$(0.02)	$(0.03)	$(0.06)	$(0.07)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)
	June 30,	Dec. 31,
	2013	2012
Assets:
Cash and cash equivalents	$1,881	$1,036
Other current assets	65	308
Total current assets	1,946	1,344

Property, net	72	103
Other assets	26	31
Total assets	$2,044	$1,478

Liabilities and stockholders’ equity
Current liabilities	$152	$327
Stockholders’ equity	1,892	1,151
Total liabilities and stockholders’ equity	$2,044	$1,478

Shares Outstanding	21,667	18,733

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